Exhibit 4.4


The following is a summary of an amendment to the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees effective December 1, 2004:


     o Participants may exchange out of the Ford Stock Fund at any time. Exchanges into the Ford Stock Fund are limited to five times per month.